SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

                                FORM 8-K

                            CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)   March 6, 2000

                      CISTRON BIOTECHNOLOGY, INC.
        (Exact name of registrant as specified in its charter)
        ------------------------------------------------------


       Delaware                   0-15271            22-2487972
----------------------------------------------------------------------
(State or other jurisdiction   (Commission          (IRS Employer
       of incorporation)         File Number)          Identification)



         10 Bloomfield Avenue, Pine Brook, New Jersey     07058
         (Address of principal executive offices)       (Zip Code)



    Registrant's telephone number, including area code (973) 575-1700





     (Former name or former address, if changed since last report)


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Item 5.  Other Events
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        On March 21, 2000, Cistron Biotechnology, Inc. (the "Company"),
Celltech Group plc, a company incorporated under the laws of England ("Celltech") and CGP Acquisition Corp., a wholly-owned subsidiary of Celltech ("CGP"), entered into an agreement and plan of merger (the "Merger Agreement") in which CGP will be merged with and into the Company, and as a result, the Company will become a wholly-owned subsidiary of Celltech (the "Merger"). The Merger is intended to qualify as a tax-free reorganization.

        Holders of the outstanding shares of the Company's common stock will receive from Celltech at the effective time (the "Effective Time") of the Merger (i) the sum of $7,750,000 and the amount of the Company's net current assets as set forth on the Company's balance sheet as of the closing date and
(ii) $1,000,000 which will be held in escrow following the Effective Time and released as of December 31, 2000 (net of deductions for uncollected receivables and certain other expenses, if any) to the former holders of the Company's common stock. Based on current estimates of the Company's net current assets, holders of shares of the Company's common stock will receive approximately $18,000,000 in exchange for Company common stock in the Merger. The purchase price of approximately $18,000,000 will be payable to the Company's stockholders in Celltech American Depository Shares ("ADSs"), with the price of the ADSs based on the five-day trailing average of Celltech ADSs through March 20, 2000.

        In connection with the Merger, holders of the Company's common stock will also be entitled to receive up to $3.5 million in cash and $3.5 million in Celltech ADSs, net of expenses, in the event that Aventis Pasteur, a subsidiary of Aventis S.A. ("Aventis Pasteur"), exercises the options previously granted by the Company to acquire exclusive licenses to use the Company's IL-1 technology in developing preventative and therapeutic vaccines (the "Aventis Pasteur Option").

	This Merger is subject to various conditions, including approval by appropriate governmental agencies and the Company's stockholders. In the event that the Merger Agreement is terminated (i) by either the Company or Celltech because of the other party's material breach or failure to comply with the terms of the Merger Agreement, which breach or other failure shall not have been cured, (ii) by the Company if its Board of Directors exercises its fiduciary duties relating to a competing acquisition proposal and the Company enters into a transaction with a third party within 12 months such termination, or (iii) the stockholders of the Company do not approve the Merger and a competing acquisition proposal was made and subsequently entered into between the Company and a third party within 12 months such termination, the non-terminating party (in the case of (i) above) must pay a fee of $500,000 to the other party, or the Company (in the case of (ii) and (iii) above) must pay a fee of $500,000 to Celltech.

	On March 21, 2000, the Company and the Massachusetts Institute of Technology, New England Medical Center Hospitals, Inc., Trustees of Tufts College, Tufts University School of Medicine and Wellesley College (collectively, the "Licensors") amended the license agreement ("Amended License Agreement") that the parties first entered into on December 2, 1983. Under the Amended License Agreement, among other things, the parties reduced the royalty rate

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payable by the Company to Licensors from 7% to 3% (or 1.5% if a product is sold under a sublicensing arrangement) on sales of certain licensed products.

	The Amended License Agreement also provides that the Company will pay Licensors 50% of any royalties that the Company receives with respect to pre-existing sublicensing arrangements for sales of certain licensed products. After August 23, 2005 the royalty payable by the Company to Licensors will be 25% of the royalty that is paid to the Company by Aventis Pasteur for sales of products that are covered by patents that are owned by Duke University (or have pending patent applications submitted by Duke University).

	The parties to the Amended License Agreement have consented to the Merger, and in connection therewith and pursuant to the Amended License Agreement, have agreed that if the Aventis Pasteur Option (described above) is exercised, the Company will pay Licensors an amount of cash equal to 1.7% of the amount that it receives from payment under such option, net of other expenses relating to such exercise.

	On March 6, 2000, the Company entered into a revised agreement with Genome Securities, Inc. ("Genome"), which sets forth a fee of $700,000 payable to Genome in connection with the Merger, if consummated.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (c)      Exhibits

        2.1 Agreement and Plan of Merger by and among Cistron Biotechnology, Inc., Celltech Group plc and CGP Acquisition Corp. dated as of March 21, 2000.

        10.5(d) Amendment to License Agreement by and between Cistron Biotechnology, Inc. and the Massachusetts Institute of Technology, New England Medical Center Hospitals, Inc., Trustees of Tufts College, Tufts University School of Medicine and Wellesley College dated as of March 21, 2000.

        10.19(a) Letter Agreement between Cistron Biotechnology, Inc. and
                 Genome  Securities, Inc. dated as of March 6, 2000.


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                                SIGNATURES
                                ----------

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  March 28, 2000


                              	CISTRON BIOTECHNOLOGY, INC.
                                      (Registrant)


                                By: /S/ISIDORE S. EDELMAN
                                    ---------------------
                                    Isidore S. Edelman
                                    Chief Executive Officer